3850 Hamlin Road	Auburn Hills Michigan 48326	Telephone 248 754-0833	Fax 248 754-9098

To:         BorgWarner Inc. Board of Directors and Executive Officers

From:     Vincent M. Lichtenberger

Date:      November 15, 2005

Re:       Prohibited Trading During Blackout Period of the BorgWarner Inc. Retirement Savings Plans

IMPORTANT NOTICE TO

DIRECTORS AND EXECUTIVE OFFICERS OF BORGWARNER INC.

This notice is to inform you that as a result of a change in the record keeper and available investment options in the BorgWarner Inc. Retirement Savings Plan, the BorgWarner Inc. Retirement Excess Benefit Plan, and the BorgWarner Inc. 2004 Deferred Compensation Plan (the "Plans"), there will be a blackout period during which participants in the Plans will be unable to direct or diversify (transfer) investments in their individual accounts, obtain a loan from the Plans, or obtain a distribution from the Plans.  As a director or executive officer of BorgWarner Inc. (the "Company"), you are subject to the restrictions of Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibit certain transactions involving Company securities during the blackout period for the Plans.

The blackout period for the Plans is expected to begin on December 21, 2005 and last until January 3, 2006.  You will be notified if the blackout dates change.  The blackout period for the Plans will partially overlap with the Company's regularly scheduled trading blackout for the fourth quarter, which also commences on December 21, 2005 and continues until February 13, 2006.  You will receive a separate memorandum in December to remind you of the regularly scheduled blackout period.

During the blackout period for the Plans, you will be unable to directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of the Company (including derivative securities such as stock options) that you acquired in connection with your service or employment as a director or executive officer of the Company.  Please note that this prohibition applies to any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).  While the Company's Insider Trading and Confidentiality Policy requires you to obtain pre-clearance of all transactions in Company securities from the Company's Law Department prior to engaging in any such transaction, this notice is nevertheless required to assure compliance with Sarbanes-Oxley and Section 104 of Regulation BTR (Blackout Trading Restriction).

If you have any questions concerning this notice, please contact:

Vincent M. Lichtenberger

Senior Corporate Counsel

3850 Hamlin Rd.

Auburn Hills, MI 48326

(248) 754-0833